EXHIBIT 99.1

ZW Data Action Technologies Reports First Quarter 2021 Unaudited Financial Results, highlighted by 91.5% increase in revenue to $8.40 million

BEIJING, May 20, 2021 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated Internet advertising, precision marketing, data analytics and other value-added blockchain services provider serving enterprise clients, today announced its unaudited financial results for the three months ended March 31, 2021.

First Quarter of 2021 Financial Results

Revenues

For the three months ended March 31, 2021, revenues increased by $4.01 million, or 91.5%, to $8.40 million from $4.38 million for the same period last year. The increase in revenues was primarily attributable to the increase in revenues from our Internet advertising and related services business segment, as a result of economic recovery from the COVID-19 outbreak since the second half of last year.

Cost of revenues

Total cost of revenues increased by $5.63 million, or 161.5%, to $9.11 million for the three months ended March 31, 2021 from $3.49 million for the same period last year. The increase in cost of revenues was primary attributable to the increase in costs associated with distribution of the right to use search engine marketing service we purchased from key search engines and cost related to providing Internet advertising services on our ad portals, which was in line with the increase in the related revenues.

Gross profit (loss) and gross profit (loss) margin

Gross loss was $0.72 million for the three months ended March 31, 2021, compared to gross profit of $0.90 million for the same period last year, which was primarily due to the negative gross margin rate incurred by our main stream of service revenues. Gross loss margin was 8.5% for the three months ended March 31, 2021, compared to a gross profit margin of 20.5% for the same period last year.

Operating expenses

Sales and marketing expenses decreased by $0.14 million, or 83.0%, to $0.03 million for the three months ended March 31, 2021 from $0.17 million for the same period last year. The decrease in sales and marketing expenses was mainly attributable to the decrease in share-based compensation expenses.

General and administrative expenses decreased by $1.80 million, or 64.4%, to $1.00 million for the three months ended March 31, 2021 from $2.80 million for the same period last year. The decrease in general and administrative expenses was mainly attributable to the decrease in share-based compensation expenses and allowance for doubtful accounts, which decrease was partially offset by the increase in general administrative expenses due to the office shutdown in the first fiscal quarter last year, as a result of COVID-19 outbreak during that period.

Research and development expenses decreased by $0.14 million, or 65.4%, to $0.08 million for the three months ended March 31, 2021 from $0.21 million for the same period last year. The decrease in research and development expenses was mainly attributable to the decrease in share-based compensation expenses.

Operating loss

Loss from operations was $1.82 million for the three months ended March 31, 2021, compared to $2.28 million for the same period last year. Operating loss margin was 21.6% for the three months ended March 31, 2021, compared to 51.9% for the same period last year.

Other income, net

Total other income increased to $2.48 million for the three months ended March 31, 2021, compared to $0.04 million for the same period last year, which was primarily attributable to the increase in gain from change in fair value of warrant liabilities.

Net income (loss) attributable to CNET and earnings (loss) per share

Net income attributable to CNET was $0.69 million, or earnings per share of $0.02, for the three months ended March 31, 2021. This compared to a net loss attributable to CNET of $2.31 million, or loss per share of $0.11, for the same period last year.

Financial Condition

As of March 31, 2021, the Company had cash and cash equivalents of $15.79 million, compared to $4.30 million as of December 31, 2020. Accounts receivable, net was $1.69 million as of March 31, 2021, compared to $2.41 million as of December 31, 2020. Working capital was $8.36 million as of March 31, 2021, compared to $4.86 million as of December 31, 2020.

Net cash used in operating activities was $3.71 million for the three months ended March 31, 2021, compared to net cash provided by operating activities of $1.52 million for the same period last year. Net cash used in investing activities was $1.87 million for the three months ended March 31, 2021, compared to $1.12 million for the same period last year. Net cash provided by financing activities was $17.11 million for the three months ended March 31, 2021, compared to net cash used in financing activities of $0.43 million for the same period last year.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers Internet advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, ZW Data Action Technologies delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain and artificial intelligence enabled web/mobile applications and software solutions for general public, enterprise clients, and government agencies. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc. current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	March 31, 2021	December 31, 2020
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents *	$15,785	$4,297
Accounts receivable, net of allowance for doubtful accounts of $4,217 and $4,247, respectively *	1,694	2,407
Prepayment and deposit to suppliers *	7,194	4,657
Due from related parties, net *	102	61
Other current assets, net *	1,765	1,462
Total current assets	26,540	12,884

Long-term investments *	404	67
Operating lease right-of-use assets *	2,199	48
Property and equipment, net *	61	60
Intangible assets, net *	3,603	2,557
Blockchain platform applications development costs	4,403	4,406
Long-term deposits and prepayments *	793	39
Deferred tax assets, net *	624	606
Total Assets	$38,627	$20,667

Liabilities and Equity
Current liabilities:
Accounts payable *	$1,226	$608
Advances from customers *	1,592	1,436
Accrued payroll and other accruals *	286	489
Taxes payable *	3,385	3,430
Operating lease liabilities *	267	18
Lease payment liabilities related to short-term leases *	200	203
Other current liabilities *	306	333
Warrant liabilities	10,919	1,505
Total current liabilities	18,181	8,022

Long-term liabilities:
Operating lease liabilities-Non current *	1,953	32
Long-term borrowing from a director	133	134
Total Liabilities	20,267	8,188

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 31,304,915 shares and 26,062,915 shares at March 31, 2021 and December 31, 2020, respectively)	31	26
Additional paid-in capital	54,980	49,772
Statutory reserves	2,598	2,598
Accumulated deficit	(40,295)	(40,980)
Accumulated other comprehensive income	1,110	1,129
Total ZW Data Action Technologies Inc.’s stockholders’ equity	18,424	12,545

Noncontrolling interests	(64)	(66)
Total equity	18,360	12,479

Total Liabilities and Equity	$38,627	$20,667

*All of the VIEs' assets can be used to settle obligations of their primary beneficiary. Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(In thousands, except for number of shares and per share data)

	Three Months Ended March 31,
	2021	2020
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Revenues
From unrelated parties	$8,396	$4,371
From related parities	-	13
Total revenues	8,396	4,384
Cost of revenues	9,113	3,485
Gross (loss)/profit	(717)	899

Operating expenses
Sales and marketing expenses	28	165
General and administrative expenses	996	2,796
Research and development expenses	74	214
Total operating expenses	1,098	3,175

Loss from operations	(1,815)	(2,276)

Other income/(expenses)
Interest income/(expense), net	1	(1)
Other expenses	(24)	(1)
Change in fair value of warrant liabilities	2,507	46
Total other income	2,484	44

Income/(loss) before income tax benefit/(expense) and noncontrolling interests	669	(2,232)
Income tax benefit/(expense)	18	(78)
Net income/(loss)	687	(2,310)
Net (income)/loss attributable to noncontrolling interests	(2)	-
Net income/(loss) attributable to ZW Data Action Technologies Inc.	$685	$(2,310)

Net income/(loss)	$687	$(2,310)
Foreign currency translation (loss)/gain	(19)	72
Comprehensive income/(loss)	668	(2,238)
Comprehensive income attributable to noncontrolling interests	(2)	(1)
Comprehensive income/(loss) attributable to ZW Data Action Technologies Inc.	$666	$(2,239)

Earnings/(loss) per share
Earnings/(loss) per common share

Basic and diluted	$0.02	$(0.11)

Weighted average number of common shares outstanding:

Basic and diluted	28,505,181	20,397,406

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2021	2020
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income/(loss)	$687	$(2,310)
Adjustments to reconcile net income/(loss) to net cash (used in)/provided by operating activities
Depreciation and amortization	112	207
Amortization of operating lease right-of-use assets	36	3
Share-based compensation expenses	100	1,919
Provision for allowances for doubtful accounts	-	410
Deferred taxes	(18)	(5)
Change in fair value of warrant liabilities	(2,507)	(46)
Changes in operating assets and liabilities
Accounts receivable	700	(255)
Prepayment and deposit to suppliers	(2,630)	2,236
Due from related parties	-	29
Other current assets	7	(5)
Long-term deposits and prepayments	(794)	(1,125)
Accounts payable	628	(147)
Advances from customers	169	123
Accrued payroll and other accruals	(188)	34
Other current liabilities	25	319
Taxes payable	(18)	94
Lease payment liability related to short-term leases	(1)	37
Operating lease liabilities	(14)	-
Net cash (used in)/provided by operating activities	(3,706)	1,518

Cash flows from investing activities
Cash effect of deconsolidation of VIEs’ subsidiaries	(8)	-
Investments and advances to ownership investee entities	(385)	-
Short-term loan to an unrelated party	(312)	(815)
Payment for purchase of software technologies	(1,160)	-
Payment for blockchain platform applications development costs	-	(302)
Net cash used in investing activities	(1,865)	(1,117)

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash offering cost of US$1,600)	17,111	-
Repayment of short-term bank loan	-	(430)
Net cash provided by/(used in) financing activities	17,111	(430)

Effect of exchange rate fluctuation on cash and cash equivalents	(52)	(19)

Net increase/(decrease) in cash and cash equivalents	11,488	(48)

Cash and cash equivalents at beginning of the period	4,297	1,603
Cash and cash equivalents at end of the period	$15,785	$1,555